Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Warren Resources, Inc. on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
September 17, 2010